Exhibit 4.9
Execution Copy

$370,000,000
CREDIT AGREEMENT,
dated as of June 14, 2004,
among
OCCUM ACQUISITION CORP.,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
BANK OF AMERICA, N.A. as Administrative Agent
CUSIP Number

BANC OF AMERICA SECURITIES LLC, as Lead Arranger
BANK ONE, NA, as Syndication Agent
THE BANK OF NEW YORK, as Co-Documentation Agent
THE BANK OF TOKYO-MITSUBISHI, LTD., as Co-Documentation Agent
U.S. BANK, as Co-Documentation Agent

i

SCHEDULES:

2.1	Commitment and Revolving Credit Percentage Schedule
7.2(a)	Existing Indebtedness (to be delivered prior to Closing)
10.2	Notice Addresses

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Borrowing Request
C-l	Form of Revolving Credit Note
C-2	Form of Swing Line Note
D	Form of Exemption Certificate
E	Form of Closing Certificate
F	Form of Legal Opinion of Cravath, Swaine & Moore, LLP
G	Assignment and Assumption Agreement

iv

     CREDIT AGREEMENT, dated as of June 14, 2004 among (i) OCCUM ACQUISITION CORP., a Delaware corporation (the “Borrower”), (ii) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and (iii) Bank of America, N.A., as administrative agent (the “Administrative Agent”).
SECTION 1 DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
                “Administrative Agent”: as defined in the preamble hereto.
               “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
                “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
                “Agent-Related Persons” the Administrative Agent, together with its Affiliates (including, Bank of America, N.A. in its capacity as the Administrative Agent and Banc of America Securities LLC as the Lead Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
                “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
               “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
               “A.M. Best Rating”. The financial strength rating issued by A.M. Best Company.
               “Annual Statement”: the annual statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
               “Applicable Margin”: the rate per annum set forth below which corresponds with (a) the most current senior unsecured debt rating of the Borrower issued by S&P and/or by Moody’s (in the event that the Borrower is rated by both rating agencies and there is a ratings split between S&P and Moody’s, the higher rating shall apply, provided that if the S&P and Moody’s ratings are split by two or more levels, the rating level that is one level above the lower rating shall apply) or, (b) in the event that both S&P and Moody’s do not rate the Borrower’s senior unsecured debt, the Debt-to-Capitalization Ratio, as defined in Section 7.1(b), of the Borrower, set forth below, as determined as of the end of the most recently ended fiscal quarter and as shown on the Borrower’s most recent Compliance Certificate.

		Debt-to
		Capitalization	Applicable
Level	Rating	Ratio	Margin
I	≥ A-/A3	< 17.5%	0.400%
II	≥ BBB+/Baa1	≥ 17.5%	0.500%
III	≥ BBB/Baa2	≥ 22.5%	0.600%
IV	≥ BBB-/Baa3	≥ 27.5%	0.925%
V	< BBB-/Baa3	≥ 32.5%	1.250%
     Changes in the Applicable Margin shall become effective on the date on which S&P and/or Moody’s changes such rating or on the date of delivery of a Compliance Certificate, as applicable, provided that if the Borrower fails to deliver any Compliance Certificate pursuant to §6.2(b) hereof at a time when both S&P and Moody’s do not rate the Borrower’s senior unsecured debt then, for the period commencing on the date that such Compliance Certificate was due through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be that corresponding to Level V. Notwithstanding anything to the contrary contained herein, the Applicable Margin shall not be at Level I or II at any time on or prior to the date that is six months after the Closing Date.
               “Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the Issuing Lender.
               “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit G.
               “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
               “Available Revolving Credit Commitment”: with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit

Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
               “Base Rate”: for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate.” The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
               “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
               “Benefited Lender”: as defined in Section 10.8.
               “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
               “Borrower”: as defined in the preamble hereto.
               “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
               “Borrowing Request”: as defined in Section 2.2 hereto.
               “Business Day”: means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City and Washington State for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York and Washington State for the conduct of substantially all of the commercial lending activities, and interbank wire transfers can be made on the Fedwire system.
               “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

               “Capital and Surplus”: as to any Insurance Subsidiary, as of any date, the total amount shown on line 38, page 3, column 1 of the Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared (or any successor line, page or column that contains the same information).
               “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
               “Cash Collateralize”: as defined in Section 3.7.
               “Change of Control”: White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., together, ceasing to own a greater percentage of the voting equity interests of the Borrower than the percentage owned by any other equity holder of the Borrower, together with such other equity holder’s Affiliates, working or acting as a group.
               “Closing Date”: The date on which the conditions set forth in Section 5.1 are satisfied or waived, which shall be no later than December 15, 2004.
               “Closing Material Adverse Effect”: On or prior to the Closing Date, with respect to (a) the Borrower, (b) the Target, (c) any Subsidiaries of the Borrower or (d) any Subsidiaries of the Target (collectively, the “Companies”), any (i) change, (ii) effect, (iii) event, (iv) occurrence or (v) development or developments, which individually or in the aggregate, would reasonably be expected to result in any change or effect that (A) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Companies, taken as a whole, since fiscal year end December 31, 2003 or (B) would reasonably be expected to prevent or materially delay the consummation by the Companies, as applicable, of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Closing Material Adverse Effect: (i) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authority, in each case after March 15, 2004, (ii) changes, after March 15, 2004, in applicable GAAP or SAP, (iii) actions or omissions of a party to the Purchase Agreement taken with the prior written consent of the other party to the Purchase Agreement and the Administrative Agent, and (iv) changes, after March 15, 2004, generally affecting (x) any of the industries in which the Companies conduct their business, so long as the changes in such industries do not disproportionately impact (other than as a result of the volume of business transacted) the Companies or (y) general economic and financial market conditions in the United States (including movements in interest rates).
               “Code”: the Internal Revenue Code of 1986, as amended from time to time.

               “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 (a) (14) of ERISA or that is treated as a single employer with the Borrower under Section 414 of the Code.
               “Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit A.
               “Conditional Common Equity”: convertible preferred stock which will convert to common equity upon shareholder approval (provided that such shareholder approval is obtained within the period required by the terms thereof).
               “Confidential Information Memorandum”: the Confidential Information Memorandum furnished to the Lenders and dated April 2004.
               “Consolidated Capitalization”: as at any date, the sum of (a) Consolidated Net Worth plus (b) Total Consolidated Debt plus (c) the amounts in respect of Trust Preferred Securities, Mandatory Convertible Securities, Mandatory Redeemable Securities and any other preferred stock that would, in conformity with GAAP, be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date and are not already included in (a) or (b) above.
               “Consolidated Net Worth”: as at any date, the sum of all amounts that would, in conformity with GAAP, but excluding the effects of SFAS 115, be included on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries under stockholders’ equity at such date, plus minority interests in Subsidiaries, as determined in accordance with GAAP.
               “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
               “Debt”: indebtedness for borrowed money.
               “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
               “Defaulting Lender”: any Lender that defaults in its obligation to make any Loan hereunder, so long as such default is continuing.
               “Department”: with respect to any Insurance Subsidiary, the insurance commissioner or other Governmental Authority of such Insurance Subsidiary’s jurisdiction of domicile with which such Insurance Subsidiary is required to file its Annual Statement.
               “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person,

including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
               “Dollars” and “$”: lawful currency of the United States of America.
               “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
               “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
               “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:
               (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
               (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
               (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America, N.A.’s and with a term equivalent to such Interest Period would be offered by Bank of America N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

               “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
                    “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
                    “Facility Fee Rate”: the rate per annum set forth below which corresponds with (a) the most current senior unsecured debt rating of the Borrower issued by S&P and/or by Moody’s (in the event that the Borrower is rated by both rating agencies and there is a ratings split between S&P and Moody’s, the higher rating shall apply, provided that if the S&P and Moody’s ratings are split by two or more levels, the rating level that is one level above the lower rating shall apply) or, (b) in the event that both S&P and Moody’s do not rate the Borrower’s senior unsecured debt, the Debt-to-Capitalization Ratio, as defined in Section 7.1(b), of the Borrower, set forth below, as determined as of the end of the most recently ended fiscal quarter and as shown on the Borrower’s most recent Compliance Certificate.

		Debt-to
		Capitalization
Level	Rating	Ratio	Facility Fee
I	≥ A-/A3	< 17.5%	0.100%
II	≥ BBB+/Baal	≥ 17.5%	0.125%
III	≥ BBB/Baa2	≥ 22.5%	0.150%
IV	≥ BBB-/Baa3	≥ 27.5%	0.200%
V	< BBB-/Baa3	≥ 32.5%	0.250%
     Changes in the Facility Fee Rate shall become effective on the date on which S&P and/or Moody’s changes such rating or on the date of delivery of a Compliance Certificate, as applicable, provided that if the Borrower fails to deliver any Compliance Certificate pursuant to §6.2(b) hereof at a time when both S&P and Moody’s do not rate the Borrower’s senior unsecured debt then, for the period commencing on the date that such Compliance Certificate was due through the date immediately following the date on which such Compliance Certificate is delivered, the Facility Fee Rate shall be that corresponding to Level V. Notwithstanding anything to the contrary contained herein, the Facility Fee Rate shall not be at Level I or Level II at any time on or prior to the date that is six months after the Closing Date.
               “Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.
               “Fee Letter” means the letter agreement, dated March 15, 2004, among White Mountains Insurance Group, Ltd., the Administrative Agent and the Lead Arranger.
               “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
               “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof.
               “Granting Lender”: as defined in Section 10.7(h).
               “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.
               “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
               “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or otherwise providing for the exchange of nominal interest obligations, either generally or under specific contingencies.
               “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.
               “Indemnified Liabilities”: as defined in Section 10.6.
               “Indemnitee”: as defined in Section 10.6.
               “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
               “Insolvent”: pertaining to a condition of Insolvency.
               “Insurance Regulations”: any law, regulation, rule, directive or order applicable to an insurance company.
               “Insurance Regulator”: any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

               “Insurance Subsidiary”: any Subsidiary which is required to be licensed by any Department as an insurer or reinsurer and each direct or indirect Subsidiary of such Subsidiary.
               “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof including the right to receive all proceeds and damages therefrom.
               “Interest Payment Date”: (a) as to any Base Rate Loan, the first day of each January, April, July and October, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than Base Rate Loans), the date of any repayment or prepayment made in respect thereof.
               “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to any Lender, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to any Lender, twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest end Period into another calendar month in which event such Interest Period shall on the immediately preceding Business Day;
     (ii) any Interest Period in respect of the Loans that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

               “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person, other than assets used or useful in the business of the Borrower or its Subsidiaries acquired in the ordinary course of business, consistent with past practices. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of Investment.
               “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
               “Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor the Issuing Lender and relating to any such Letter of Credit.
               “Issuing Lender”: Bank of America, N.A. and any other Lender from time to time designated by the Borrower as an Issuing Lender, with the consent of such Lender and the Administrative Agent.
               “Investor Group” a group of equity investors in the Borrower, including White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., formed to consummate the acquisition of the Target.
               “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Percentage.
               “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing.
               “L/C Commitment”: $20,000,000, as the same may be reduced from time to time pursuant to Section 2.7.
               “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
               “L/C Fee Payment Date”: the first day of each January, April, July and October and the last day of the Revolving Credit Commitment Period.

               “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.3.
               “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender that issued such Letter of Credit.
               “Lead Arranger”: Banc of America Securities LLC.
               “Lenders”: as defined in the preamble hereto.
               “Letters of “Credit”: as defined in Section 3.1 (a).
               “License”: any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.
               “Lien”: any mortgage, pledge, security interest, encumbrance, charge or security interest of any kind.
               “Loan”: any loan made by any Lender pursuant to this Agreement, including any Swing Line Loan made by the Swing Line Lender.
               “Loan Documents”: this Agreement, the Applications, and the Notes.
               “Majority Lenders”: the holders of more than 50% of the Total Revolving Extensions of Credit (or, if no such Revolving Extensions of Credit are outstanding, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Revolving Credit Commitments). The Revolving Credit Commitments in effect (or, when applicable, Revolving Extensions of Credit outstanding) of any Defaulting Lender shall be excluded for purposes of any vote of Majority Lenders.
               “Mandatory Convertible Securities”: equity securities or subordinated debt securities (which debt securities, if issued by the Borrower, will include subordination to the obligations of the Borrower hereunder), issued by the Borrower or one of its Subsidiaries which (i) are not (w) Mandatory Redeemable Securities or (x) Conditional Common Equity and (ii) provide, pursuant to the terms thereof, that the issuer of such securities (or an affiliate of such issuer) may cause (without the payment of additional cash consideration by the issuer thereof) the conversion of such securities to equity securities of the Borrower or one of its Subsidiaries upon the occurrence of a certain date or of certain events.
               “Mandatory Redeemable Securities”: debt or equity securities (other than Conditional Common Equity, so long as such Conditional Common Equity may not be required, by the holder thereof, to be repurchased or redeemed during the period provided for shareholder approval of conversion pursuant to the terms of such Conditional Common Equity) issued by the Borrower or one of its Subsidiaries which provide, pursuant to the terms thereof, that such securities must be repurchased or redeemed, or the holder of such securities may require the issuer of such securities to repurchase or redeem such securities, upon the occurrence of a certain date or of certain events.
               “Material Adverse Effect”: at all times after the Closing Date, a material adverse effect on (i) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole since the Closing Date, or (ii) the validity or and enforceability of this Agreement or any of the other Loan Documents or the rights remedies of the Administrative Agent and the Lenders hereunder or thereunder.
               “Material Debt Offerings”: any Debt issued or incurred by the Borrower or any Subsidiary (other than an Insurance Subsidiary) that (a) has a stated maturity of one year or longer and (b) results in Net Proceeds to the Borrower and its Subsidiaries (other than Insurance Subsidiaries) of $50,000,000 or more, other than (i) any such Debt incurred to refinance or replace other existing Indebtedness of the Borrower or any of its Subsidiaries, (ii) any such Debt incurred to finance the acquisition, construction or improvement of any Property by the Borrower or any Subsidiary and (iii) any such Debt owed to the Borrower or a Subsidiary.
               “Material Insurance Subsidiary”: any Insurance Subsidiary acquired or formed on or after the Closing Date having Capital and Surplus of $100,000,000 or more.
               “Moody’s”: Moody’s Investors Service, Inc. (or any successor thereto).
               “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.
               “NAIC”: the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.
               “Net Proceeds”: the aggregate amount of all cash proceeds received by the Borrower or any of its Subsidiaries (other than Insurance Subsidiaries) from any Debt less all fees and expenses (including legal, underwriting and similar fees and expenses) incurred in connection therewith, but only to the extent that the amounts so deducted are properly attributable to such transaction.
               “Non-Excluded Taxes”: as defined in Section 2.16(a).
               “Non-U.S. Lender”: as defined in Section 2.16(d).

               “Note”: any promissory note evidencing any Loan.
               “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
               “Participant”: as defined in Section 10.7(d).
               “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
               “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
               “Permitted Acquisitions”: Investments in and/or acquisitions of businesses or entities engaged in the insurance and/or insurance services business or businesses reasonably incident thereto, so long as, in the case of (a) an Investment in and/or acquisition of a majority interest in a Person whose securities are publicly traded or (b) an Investment in and/or acquisition of a Person that would trigger any anti-takeover provisions under any applicable state law or organizational documents of such Person (including any shareholder rights plan), such Investment or acquisition has been approved by the board of directors or other governing body of such Person.
               “Permitted Liens”: (i) any Lien upon Property to secure any part of the cost of development, construction, alteration, repair or improvement of such Property, or Debt incurred to finance such cost; (ii) any extension, renewal or replacement, in whole or in part, of any Lien referred to in the foregoing clause (i); (iii) any Lien relating to a sale and leaseback transaction; (iv) any Lien in favor of the Borrower or any Subsidiary granted by the Borrower or any Subsidiary in order to secure any intercompany obligations; (v) mechanic’s, materialmen’s, carriers’ or other like Liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith: (vi) any Lien arising in connection with any legal proceeding which is being contested; (vii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (viii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (ix) pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar social security legislation; (x) any deposit to secure performance of letters of credit, bids, leases, statutory obligations, surety and appeal bonds, performance bonds or other obligations of a like nature in the ordinary course of business; (xi) any interest or title of a lessor under any lease entered into in the ordinary course of business; (xii) Liens on the assets of any Insurance Subsidiary securing (a) short-term (i.e. with a maturity of less than one-year when issued) Debt incurred to provide short-term liquidity to facilitate claims payments in the event of catastrophe, (b) Debt incurred in the ordinary course of its business or in securing insurance related obligations (that do not constitute Debt) and letters of credit issued for the account of any such Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Debt) or (c) insurance-related obligations (that do not constitute Debt); (xiii) Liens on the assets of any mutual fund Subsidiary securing Debt incurred to provide short-term (i.e. not anticipated to be outstanding for more than one year when incurred) liquidity to facilitate redemption payments by such mutual fund Subsidiary; and (xiv) Liens securing the obligations hereunder.
               “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
               “Plan”: at a particular time, any employee pension benefit plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
               “Principal Business”: (a) a business of the type engaged in by the Borrower and its Subsidiaries and the Target on the date of this Agreement, (b) any other insurance, insurance services or insurance related business and (c) any business reasonably incident to any of the foregoing.
               “Property”: any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
               “Purchase Agreement”: as defined in Section 5.1 (f).
               “Qualified Mandatory Redeemable Securities”: Mandatory Redeemable Securities that, pursuant to the terms thereof, must be redeemed or repurchased, or may be required to be redeemed or repurchased at the option of the holder of such securities (other than upon the occurrence of one or more events or conditions other than the occurrence of a certain date), not sooner than the Revolving Credit Termination Date.
               “Quarterly Statement”: the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing quarterly statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
               “Refunded Swing Line Loans”: as defined in Section 2.4.

               “Refunding Date”: as defined in Section 2.4.
               “Register”: as defined in Section 10.7(c).
               “Regulation U”: Regulation U of the Board as in effect from time to time.
               “Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.3 for amounts drawn under Letters of Credit issued by such Issuing Lender for the account of the Borrower.
               “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
               “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
               “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person (excluding, in the case of Section 2.15(a)(i), any of the foregoing relating to the Administrative Agent or any Lender), and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
               “Responsible Officer”: as to the Borrower or any Insurance Subsidiary the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, any vice president or any managing director of the Borrower or any Insurance Subsidiary, as the context requires.
               “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
               “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 to this Agreement, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Revolving Credit Commitments on the date of this Agreement is $370,000,000, subject to decreases pursuant to Section 2.7 and increases pursuant to Section 2.21.
               “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

               “Revolving Credit Loans”: as defined in Section 2.1.
               “Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).
               “Revolving Credit Termination Date”: The date which is five years from the Closing Date.
               “Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) the principal amount equal to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) the principal amount equal to such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
               “S&P”: Standard & Poor’s Rating Services (or any successor thereto).
               “SAP”: with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of determination.
               “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
               “Seller”: as defined in Section 5.1(f).
               “SEAS”: Statements of Financial Accounting Standards adopted by the Financial Accounting Standards Board.
               “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
               “Subsidiary”: of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

               “Surplus Debentures”: as to any Insurance Subsidiary, debt securities of such Insurance Subsidiary the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department.
               “Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
               “Swing Line Lender”: Bank of America, N.A., in its capacity as the Lender of Swing Line Loans.
               “Swing Line Loans”: as defined in Section 2.3.
               “Swing Line Participation Amount”: as defined in Section 2.4(c).
               “Target”: certain assets and operations related to the life and investments business of Safeco Corporation to be acquired by the Borrower pursuant to the Purchase Agreement.
               “Total Consolidated Debt”: at any date, the sum, without duplication, of (a) all amounts that would, in conformity with GAAP, be reflected and classified as debt on a consolidated balance sheet of the Borrower and its consolidated \Subsidaries prepared as of such date, (b) Indebtedness represented by (i) Trust Preferred Securities or Qualified Mandatory Redeemable Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such securities (other than Mandatory Convertible Securities) exceed 15% of Consolidated Capitalization or (ii) Mandatory Redeemable Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) other than Qualified Mandatory Redeemable Securities and (c) Indebtedness represented by Mandatory Convertible Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities and Qualified Mandatory Redeemable Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) exceed 25% of Consolidated Capitalization, provided, that in the event that the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will be included in Total Consolidated Debt thereafter. Total Consolidated Debt shall not, in any event, include (a) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes, (b) Indebtedness of the type described in Sections 7.2(b), (c) and (d), (c) Conditional Common Equity, or (d) any other amounts in respect of Trust Preferred Securities, Mandatory Redeemable Securities or Mandatory Convertible Securities.
               “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

               “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
               “Transferee”: a Participant or an assignee of any Lender’s rights and obligations under this Agreement pursuant to an Assignment and Assumption.
               “Trust Preferred Securities”: preferred securities issued by a special purpose entity, the proceeds of which are used to purchase subordinated debt securities of the Borrower or one of its Subsidiaries having terms that substantially mirror those of such preferred securities issued by the special purpose entity such that the debt securities constitute credit support for obligations in respect of such preferred securities and such preferred securities are reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP.
               “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or SAP, as the case may be.
          (b) References herein to particular pages, columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding page, column, line or section of such Person’s Quarterly Statement, or if no such corresponding page, column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) The word “or” is not exclusive and the words “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation”.
          (f) References to “preferred stock” includes Capital Stock designated as preferred stock, preference shares, preferred shares or any similar term.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS
          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
          (b) The Borrower shall repay all outstanding Revolving Credit Loans made to the Borrower on the Revolving Credit Termination Date.
          2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall give the Administrative Agent a borrowing request in the form of Exhibit B hereto (hereinafter, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans, provided that requests for Base Rate Loans not received prior to 11:00 A.M. on the requested Borrowing Date shall be deemed received on the following Business Day), and must specify (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in finds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

          2.3 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving the Credit Termination Date. Each payment in respect of Swing Line Loans shall be made to Swing Line Lender.
          2.4 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 11:00 A.M., Pacific time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., Pacific time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.
          (b) The Swing Line Lender, not less frequently than once each week shall, and at any other time, from time to time, as the Swing Line Lender may elect in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line

Loans. Upon the written request of any Lender, the Administrative Agent will, within three Business Days of such request, inform such Lender of the aggregate amount of Swing Line Loans outstanding on the date of such request.
          (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.
          (d) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
          (e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) of each Revolving Credit Loan of such Lender made to the Borrower and (ii) the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) of each Swing Line Loan of such Swing Line Lender made to the Borrower. The Borrower hereby further agrees to pay interest to the Administrative Agent for the account of the appropriate Lender on the unpaid principal amount of the Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan to the Borrower made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to it by such Lender in accordance with the terms of this Agreement.
          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender to the Borrower, substantially in the forms of Exhibit C-l or C-2, respectively, with appropriate insertions as to date and principal amount.
          2.6 Facility Fee, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof until but not including the Closing Date, computed at the Facility Fee Rate applicable to Level III in the definition of Facility Fee Rate, on the average daily amount of the Revolving Credit Commitment of such Lender during the period for which payment is made, payable in arrears on the earlier of the Closing Date or the termination of the Purchase Agreement. The Borrower further agrees to pay to the Administrative Agent for the account of each Lender a day facility fee for the period from and including the Closing Date until but not including the last day of the Revolving Credit Commitment Period, computed at the Facility Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first Business Day of each January, April, July and October and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.
          (b) The Borrower agrees to pay to the Lead Arranger the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Lead Arranger.

          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
          2.7 Termination or Reduction of Revolving Credit Commitments. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments; provided, further, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
          (b) Reasonably contemporaneously with any Material Debt Offering, the Borrower shall provide the Administrative Agent with written notice thereof (a “Material Debt Offering Notice”). The aggregate Revolving Credit Commitments shall be reduced in an amount equal to 100% of the Net Proceeds of any Material Debt Offerings, with such reduction applying pro rata to the Revolving Credit Commitments of the Lenders according to the respective Revolving Credit Percentages of the Lenders; provided, however, that if, pursuant to the Material Debt Offering Notice, the Borrower notifies the Administrative Agent that any Net Proceeds of a Material Debt Offering are intended to be used to (i) finance any Permitted Acquisitions that are anticipated to be consummated within six months after receipt of such Net Proceeds or (ii) refinance any Permitted Acquisitions that have been consummated within six months prior to the Borrower’s receipt of such Net Proceeds (which notice shall specify the portion of such Net Proceeds to be so used, which may be up to 100% thereof), then such reduction of the Revolving Credit Commitments shall not be required to the extent such Net Proceeds are so used (x) in the case of clause (i) above, within six months of the date of the receipt of such proceeds and (y) in the case of a Permitted Acquisition under clause (ii) above and which was financed with debt that is still outstanding at the time that the Borrower receives such Net Proceeds, not later than three Business Days after receipt of such proceeds, and provided further that, notwithstanding anything to the contrary contained herein, nothing in this subsection (b) shall require the Revolving Credit Commitments to be reduced to less than $100,000,000.
          2.8 Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and (ii) no prior notice is required for the prepayment of

Swing Line Loans; provided, further, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof;
     (b) If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.08(b) unless after the prepayment in full of the Loans and Swing Line Loans the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect.
          2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Revolving Credit Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.
          2.10 Maximum Number of Eurodollar Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than seven Eurodollar Loans shall be outstanding at any one time.
          2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.12 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed, except that, with respect to Eurodollar Loans, the interest thereon shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
          2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.14 Pro Rata Treatment and Payments. (a) Each borrowing, other than borrowings of Swing Line Loans, by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the respective Revolving Credit Percentages of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans of the Borrower shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of the Borrower then held by the Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the relevant Issuing Lender.
          (c) The application of any payment of Loans shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Percentage of the Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
          (f) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
          2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans to the Borrower or issuing or participating in Letters of Credit issued at the request of the Borrower, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) In addition to, and without duplication of, amounts which may become payable from time to time pursuant to paragraphs (a) and (b) of this Section 2.15, the Borrower agrees to pay to each Lender which requests compensation under this paragraph (c) by notice to the Borrower, on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender to the Borrower, at any time when such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System (or, at any time when such Lender may be required by the Board of Governors of the Federal Reserve System or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such Eurodollar Loans), an additional amount (determined by such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Lender shall determine) equal to the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans.
          (d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. No Lender shall be entitled to compensation under this Section 2.15 from the Borrower for any costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if a change of law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Taxes. (a) Except as required by law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise and doing business taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.16(a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as soon as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by the Borrower showing payment thereof (or other evidence of such payment reasonably satisfactory to the Administrative Agent). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Each Lender (or Transferee) that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or other applicable form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN (or other applicable form), or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall, as soon as reasonably practicable, notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.
          2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto; provided that any request for indemnification made by a Lender pursuant to this Section 2.17 shall be made within six months of the incurrence of the loss or expense requested to be indemnified. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.18 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan to the Borrower occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
          2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event that it knows to give rise to the operation of Section 2.15, 2.16(a) or 2.18 with respect to such Lender, it will use all commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, or to assign its rights and obligations hereunder with respect to such Loans to another of its offices, branches or affiliates with the object of avoiding the consequences of such event, or to assign its rights and obligations hereunder with respect to such Loans to another of its offices, branches or affiliates, with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.
          2.20 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.15, (b) with respect to which the Borrower is required to pay any amounts under Section 2.16 or 2.18 or (c) that defaults in its obligation to make Loans hereunder, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16, (iv) the replacement financial institution or other entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan to the Borrower owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other entity, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender and replacement Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.7 (including, without limitation, obtaining the consents provided for therein) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.21 Commitment Increase Option. At any time, the Borrower may request that the Revolving Credit Commitments be increased, provided that, without the prior written consent of the Majority Lenders, (i) the Total Revolving Credit Commitment shall at no time exceed $400,000,000 and (ii) each such request shall be in a minimum amount of at least $1,000,000. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Total Revolving Credit Commitments and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportion to its Revolving Credit Percentage, respectively. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. In the event that Lenders, in the aggregate, express interest in participating in such commitment increase in excess of the amount requested by the Borrower in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice; provided that, except as the Administrative Agent may determine in order to allocate increases in a multiple of $1,000,000 per Lender, no Lender shall be allocated an amount less than its pro rata share of such increase based upon its Revolving Credit Percentage. In the event that the Lenders do not express willingness to increase their Revolving Credit Commitments in an amount equal to the amount requested in the Increase Notices, the Borrower may notify the Administrative Agent of any Eligible Assignee, as defined in Section 10.7(g), that shall have agreed to become a “Lender” party hereto (an “Acceding Bank”) in connection with the Commitment Increase Notice. If the Borrower shall not have arranged any Acceding Bank(s) to commit to the shortfall from the amount by which the Lenders were willing to increase their Revolving Credit Commitments, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount by which the Lenders expressed willingness to increase their Revolving Credit Commitments. Any increase in the Total Revolving Credit Commitment under this Agreement shall be subject to the following conditions precedent: (i) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Total Revolving Credit Commitment under this Agreement, all representations and warranties shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no event shall have occurred and then be continuing which constitutes a Default or Event of Default under this Agreement; (ii) the Borrower, the Administrative Agent and each Acceding Bank that shall have agreed to provide a “Commitment” in support of such increase in the Total Revolving Credit Commitment shall have executed and delivered an “Instrument of Accession” in a form reasonably acceptable to the Administrative Agent; (iii) counsel for the Borrower shall have provided to the Administrative Agent a supplemental opinion in form and substance reasonably satisfactory to the Administrative Agent and (iv) the Borrower and the Acceding Bank(s) shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase. Upon satisfaction of the conditions precedent to any increase in the Total Revolving Credit Commitment under this Agreement, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase the Total Revolving Credit Commitment under this Agreement that is supported by an Acceding Bank, such Acceding Bank shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. In addition, on the effective date, the Administrative Agent shall replace the existing Schedule 2.1 attached hereto with the revised Schedule 2.1 reflecting such new Total Revolving Credit Commitment and each Lender’s Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder.
SECTION 3 LETTERS OF CREDIT
          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.3, agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business

Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance and Amendment of Letter of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Application, completed and signed by a Responsible Officer of the Borrower. Such Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require.
          (b) Promptly after receipt of any Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Percentage times the amount of such Letter of Credit.
          (c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          3.3 Drawings and Reimbursements; Funding of Participations. (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the Issuing Lender, through the Administrative Agent, for the amount of any drawing under a Letter of Credit not later than 12:00 Noon, New York City time, on the date that such drawing is made (if the Borrower has received notice from the Issuing Lender of such drawing prior to 10:00 a.m., New York City time, on such date) or, if the Borrower has not received notice of such drawing prior to such time on such date, then not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of such receipt (the date on which such reimbursement by the Borrower is due pursuant to this sentence being referred to herein as the “Requested Reimbursement Date”). If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Requested Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Requested Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans. Such Base Rate Loans may from time to time be converted to Eurodollar Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) Each Lender (including the Lender acting as Issuing Lender) shall upon any notice pursuant to Section 3.3(a) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.3(a), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

          (c) If any drawing is made under a Letter of Credit and is not reimbursed or refinanced on the date such drawing is made, for any reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so reimbursed or refinanced, which L/C Borrowing (i) shall bear interest at the rate applicable to Base Rate Loans from and including the date that such drawing is paid by the Issuing Bank to but excluding the earlier of the date that such Unreimbursed Amount is so reimbursed or refinanced or the Requested Reimbursement Date and, if not so reimbursed or refinanced on or prior to the Requested Reimbursement Date, then, from and after the Requested Reimbursement Date to but excluding the date so reimbursed or refinanced, the rate applicable to Base Rate Loans plus 2% and (ii) shall, on and after the Requested Reimbursement Date, be due and payable on demand. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.
          (d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Credit Percentage of such amount shall be solely for the account of the Issuing Lender.
          (e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 3.3 is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
          (f) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (g) shall be conclusive absent manifest error.
          3.4 Repayment of Participations. (a) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3(b), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related

Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
          (b) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.3(b) is required to be returned under any of the circumstances described in Section 10.8 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          3.5 Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
          3.6 Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.5; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          3.7 Cash Collateral. Upon the request of the Administrative Agent, if, as of the Revolving Credit Termination Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations (in an amount equal to such outstanding amount determined as of the Revolving Credit Termination Date). Sections 2.8 and 8 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 3.7, Section 2.8 and Section 8, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.
          3.8 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          3.9 Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the aggregate drawable amount of all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by such Issuing Lender for the Borrower’s account at a rate to be agreed upon by the Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the date of issuance of such Letter of Credit (unless otherwise agreed in writing by the Issuing Lender and the Borrower).
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of the Borrower.
          3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
SECTION 4 REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that, as of the Closing Date:
          4.1 Financial Condition. The audited balance sheet of Safeco Life Insurance Company, as at December 31, 2003 and the related statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by unqualified reports from Ernst & Young LLP, present fairly in all material respects the financial condition of Safeco Life Insurance Company, as at such date, and the results of its operations and its cash flows for such fiscal year then ended in accordance with SAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The unaudited balance sheet of Safeco Life Insurance Company, as of and for the fiscal quarter ended March 31, 2004 and the related unaudited statements of income and cash flows for such fiscal quarters ended on such dates, present fairly in all material respects the financial condition of Safeco Life Insurance Company as at such date, and the consolidated results of its operations and its cash flows for the fiscal quarter then ended in accordance with SAP applied consistently throughout the periods involved (except (x) as approved by the aforementioned firms of accountants and disclosed therein or (y) for normal year-end audit adjustments and the absence of footnotes).
          4.2 No Change. On and as of the Closing Date, since December 31, 2003 there has been no Closing Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent that the failure of the Subsidiaries to be so organized, validly existing and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, including, without limitation, with respect to environmental laws, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Borrower has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except to the extent failure to obtain any consents, authorizations, filings, and notices could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual

Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, except to the extent such violation or Lien could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 Ownership of Property; Liens. The Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3, except to the extent such defects in title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.8 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, other than claims that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect, except for infringements that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.9 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed (taking into account any applicable extensions) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority and, to the knowledge of the Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge, except (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower or its Subsidiaries, as the case may be, and (ii) any amount the failure of which to pay could not reasonably be expected to result in a Material Adverse Effect.
          4.10 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in Regulation U.

          4.11 ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability to the Borrower under ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, no such Multiemployer Plan is in Reorganization or Insolvent.
          4.12 Investment Company Act; Other Regulations. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law which limits its ability to incur Indebtedness hereunder.
          4.13 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall not be used for purposes other than (i) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, the payment of fees and expenses in connection with this Agreement, (ii) the Borrower’s acquisition of the Target and (iii) acquisitions that are Permitted Acquisitions.
          4.14 Accuracy of Information, etc. No statement or information contained in the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          4.15 Insurance Regulatory Matters. No License of any Insurance Subsidiary, loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrower, there is no sustainable basis for such suspension or revocation has been threatened by any Governmental Authority.
          4.16. Indebtedness and Liens. As of the Closing Date, (i) neither the Borrower nor any of its Subsidiaries has outstanding any Indebtedness except (a) Indebtedness of the Borrower under this Agreement or owed to the Seller pursuant to the Purchase Agreement and (b) Indebtedness that would have been permitted by Section 7.2 if created, incurred or assumed by such Subsidiary on the Closing Date and (ii) there does not exist (a) any Lien upon any stock or indebtedness of the Borrower or any of its Subsidiaries to secure any Debt of the Borrower or any of its Subsidiaries or any other person (other than the obligations hereunder) or (b) any Lien upon any other Property, to secure any Debt of the Borrower or any of its Subsidiaries or any other person (other than the obligations hereunder), except, in the case of (a) or (b), Liens that would have been permitted by Section 7.3 hereof if so created, incurred or assumed on the Closing Date.
SECTION 5 CONDITIONS PRECEDENT
          5.1 Conditions to Closing. The occurrence of the Closing Date is subject to the satisfaction (or waiver) on such date of the following conditions precedent no later than December 15, 2004:
          (a) Documents. The Administrative Agent (or its counsel) shall have received from each party to this Agreement (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include a telecopy transmission of a signed signature page of this Agreement) that the party has signed a counterpart of this Agreement. The Administrative Agent shall have received Schedule 7:2(a) hereto. Upon receipt thereof, the Administrative Agent shall distribute such Schedule to the Lenders.
          (b) Fees. The Lenders, the Lead Arranger, the Issuing Lender and the Administrative Agent shall have received all fees required to be paid by the Borrower on or prior to the Closing Date, and all out-of-pocket expenses required to be paid by the Borrower hereunder for which invoices have been presented (including reasonable fees, disbursements and other charges of Bingham McCutchen LLP, counsel to the Administrative Agent).
          (c) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.
          (d) Legal Opinion. The Administrative Agent shall have received the legal opinion of Cravath, Swaine & Moore LLP, counsel to the Borrower, such opinion to be substantially in the form of Exhibit F (such opinion to contain a usual and customary opinion as to the non-conflict of this Agreement with the agreements governing credit facilities of the Borrower and its Subsidiaries with outstanding Indebtedness of $25,000,000 or more which exist on the Closing Date, after giving effect to the acquisition described below).

          (e) No Material Adverse Effect. The Administrative Agent shall be reasonably satisfied that no event or condition has occurred since December 31, 2003 that could reasonably be expected to have a Closing Material Adverse Effect.
          (f) Closing of the Acquisition. The acquisition of the Target by the Borrower shall have closed in all material respects on the terms described in the Stock Purchase Agreement, dated as March 15, 2004 (the “Purchase Agreement”), by and among Safeco Corporation (“Safeco”), General American Corporation (“General American”, together with Safeco, the “Seller”), the Borrower and White Mountains Insurance Group, Ltd., which shall include the fulfillment of each of the conditions set forth in Section 5.1 of the Purchase Agreement, other than conditions that (a) have been waived by the parties to the Purchase Agreement and (b) are deemed to not be material by the Administrative Agent.
          (g) Minimum Equity Contribution. The Investor Group shall have made an aggregate contribution to the Borrower in the aggregate amount of $950,000,000, which contribution shall (i) include a minimum equity contribution of $150,000,000 by each of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. (or their Subsidiaries) and (ii) be, in all material respects, on the terms disclosed to the Administrative Agent prior to March 15, 2004.
          (h) Indebtedness in connection with Acquisition. The Administrative Agent shall be satisfied, in its sole discretion, that there shall exist no other Debt of the Borrower used to finance the Acquisition, other than (i) the Indebtedness incurred hereunder and (ii) the Indebtedness of the Borrower owed to the Seller pursuant to the Purchase Agreement.
          (i) A.M. Best Rating. Each of the Material Insurance Subsidiaries shall have an A.M. Best Rating of not lower than “A-”.
          5.2 Conditions to Closing and Each Extension of Credit. The occurrence of the Closing Date and the agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          (c) Borrowing Request. Except as provided in Section 3.3, the Administrative Agent shall have received a Borrowing Request or, as applicable, an Application.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 (a) and (b) have been satisfied.
SECTION 6 AFFIRMATIVE COVENANTS
          The Borrower agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, there exist any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          6.1 Financial Statements. Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender):
          (a) (i) as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower subsequent to the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and (ii) as soon as available, but in any event not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower subsequent to the Closing Date, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); all such financial statements, together with notes to such financial statements, to fairly present in all material respects the financial condition and income and cash flows of the subject thereof as at the dates and for the periods covered thereby in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except (x) as approved by such accountants or officer, as the case may be, and disclosed therein or (y) in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes).
          (b) to the extent such statement is required by law to be prepared, as soon as available but not later than 85 days after the end of each fiscal year (or such later date as may be allowed by the applicable Governmental Authority), of a Material Insurance Subsidiary, copies of the unaudited Annual Statement of such Material Insurance Subsidiary, certified by a Responsible Officer of such Material Insurance Subsidiary; all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing (it being understood that delivery of audited statements shall be made within 10 days following the delivery of such statements to the applicable Governmental Authority);
          (c) to the extent such statement is required by law to be prepared, as soon as available but not later than 70 days after the end of each of the first three fiscal quarters of each fiscal year (or such later date as may be allowed by the applicable Governmental Authority) of a Material Insurance Subsidiary, copies of the Quarterly Statement of such Material Insurance Subsidiary, certified by a Responsible Officer of such Material Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the period reflected herein; |
          (d) within 15 days after being delivered to any Material Insurance Subsidiary subsequent to the Closing Date, any final Report on Examination issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in paragraphs (b) or (c) above;
          (e) to the extent such a statement is required by law to be prepared, within 10 days following the delivery to the applicable Department, a copy of each “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for a Material Insurance Subsidiary which is provided to the applicable Department as to the adequacy of loss reserves of such Material Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Material Insurance Subsidiary; and
          (f) promptly after the Borrower’s receipt thereof, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the annual audit of the Borrower or any Subsidiary.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender):
          (a) concurrently with the delivery of the audited financial statements referred to in Section 6.1(a)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default (it being understood that such certificate may be limited in scope and qualified in accordance with customary practices of the accounting profession), except as specified in such certificate;
          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1 (a), (i) a certificate of a Responsible Officer of the Borrower stating such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower;

          (c) within 10 days after the same are filed with the SEC, all reports and filings on Forms 10-K, 10-Q and 8-K that the Borrower may make to, or file with, the SEC; and
          (d) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be; provided, that the Borrower or its Subsidiaries may, in the ordinary course of business, extend payments on those payables if beneficial to the operation of their businesses.
          6.4 Conduct of Business and Maintenance of Existence, etc. Except as otherwise permitted by Section 7.4, (a) preserve, renew and keep in full force and effect the corporate existence of the Borrower and each of its Subsidiaries, (b) take all reasonable action to maintain all licenses, permits, rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, except, in the case of clause (a) above and clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (other than with the Borrower or its Subsidiaries) insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that, to the extent consistent with prudent business practices of Persons carrying on a similar business in a similar location, a program of self-insurance for first and other loss layers may be utilized).
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or SAP as applicable) and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent (who may be accompanied by representatives of other Lenders) and, during the continuance of an Event of Default, any Lender to (x) visit, and inspect any of its properties, (y) during the continuance of an Event of Default, conduct reasonable examinations of (and, with the consent of the Borrower, such consent not to be reasonably withheld, make abstracts from) any of its books and records at any reasonable time and as often as may reasonably be requested and (z) discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower. It is understood that (i) any information obtained by the Administrative Agent or any Lender in any visit or inspection pursuant to this Section shall be subject to the confidentiality requirements of Section 10.15, (ii) the Borrower may impose, with respect to any Lender or any Affiliate of any Lender reasonably deemed by the Borrower to be engaged significantly in a business which is directly competitive with any material business of the Borrower and its Subsidiaries, reasonable restrictions on access to proprietary information of the Borrower and its Subsidiaries and (iii) the Lenders will coordinate their visits through the Administrative Agent with a view to preventing the visits provided for by this Section from becoming unreasonably burdensome to the Borrower and its Subsidiaries.
          6.7 Notices. Give notice to the Administrative Agent (it being agreed that the Administrative Agent shall, upon receipt of such notice, notify each Lender thereof) of the following within the time periods specified:
          (a) Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of any Default or Event of Default;
          (b) Within five days after any Responsible Officer of the Borrower obtaining knowledge thereof, the occurrence of:
     (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and
     (ii) (A) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (other than claims-related litigation involving an Insurance Subsidiary) in which (x) the amount involved is $50,000,000 or more and not covered by insurance or (y) in which injunctive or similar relief is sought that could reasonably be expected to have a Material Adverse Effect and (B) any claims-related litigation affecting any Insurance Subsidiary which could reasonably be expected to have a Material Adverse Effect; and
          (c) As soon as possible and, in any event, within 30 days after a Responsible Officer of the Borrower obtains knowledge thereof: (A) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Taxes. Pay, discharge, or otherwise satisfy before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes could not reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower and its Subsidiaries, as the case may be.
SECTION 7 NEGATIVE COVENANTS
          The Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding, there exist any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder:
          7.1 Financial Condition Covenants.
          (a) Authorized Control Level Risk-Based Capital of Material Insurance Subsidiaries. The Borrower will cause each of its Material Insurance Subsidiaries to maintain a ratio of (x) “Total Adjusted Capital” to (y) “Company Action Level Risk-Based Capital” of at least 200%”, in each case, as determined at the end of each fiscal year and as each such term is defined from time to time by the rules and regulations of the NAIC.
          (b) Maintenance of Total Consolidated Debt-to-Consolidated Capitalization. The Borrower shall not permit the ratio, as of the end of any fiscal quarter or fiscal year ending on or after the Closing Date, of its Total Consolidated Debt to Consolidated Capitalization (the “Debt-to-Capitalization Ratio”) to exceed thirty-seven and one-half percent (37.5%).
          7.2 Limitation on Indebtedness and Issuance of Preferred Stock. The Borrower will not permit any of its Subsidiaries to create, incur or assume or suffer to exist any Indebtedness or issue any preferred stock, except:
          (a) Indebtedness and preferred stock outstanding as of the Closing Date and, with respect to any Indebtedness in a principal amount in excess of $25,000,000, described on Schedule 7.2(a) hereto (it being understood that such Schedule will be delivered to the Administrative Agent prior to the Closing Date) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof, other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing, or any shortening of the final maturity of any principal amount thereof to a date prior to the Revolving Credit Termination Date);
          (b) Indebtedness or preferred stock of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;
          (c) short-term (i.e. with a maturity of less than one-year when issued) Indebtedness of any Insurance Subsidiary incurred to provide short-term liquidity to facilitate claims payment in the event of catastrophes;
          (d) Indebtedness of any mutual fund Subsidiary incurred to provide short-term (i.e. not anticipated to be outstanding for more than one year when incurred) liquidity to facilitate redemption payments by such mutual fund Subsidiary;
          (e) Indebtedness or preferred stock of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with a Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
          (f) Indebtedness or preferred stock owing or issued by a Subsidiary to any Subsidiary or to the Borrower;
          (g) Guarantee Obligations made by a Subsidiary in respect of obligations of a Subsidiary; and
          (h) other Indebtedness or preferred stock, provided that at the time such Indebtedness or preferred stock is incurred or issued, the aggregate principal amount or liquidation preference of such Indebtedness or preferred stock when added to all other Indebtedness and preferred stock incurred or issued pursuant to this clause (h) and then outstanding, does not exceed 15% of the Consolidated Net Worth of the Borrower.
          7.3 Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist (i) any Lien upon any stock or indebtedness of any Subsidiary, whether owned on the date of this Agreement or hereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other person (other than the obligations hereunder) or (ii) any Lien upon any other Property, whether owned or leased on the date of this Agreement, or thereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other person (other than the obligations hereunder), except:
          (a) (x) any Lien existing on the Closing Date or (y) any Lien upon stock or indebtedness or other Property of any Person existing at the time such Person becomes a Subsidiary or existing upon stock or indebtedness of a Subsidiary or any other Property at the time of acquisition of such stock or indebtedness or other Property (provided that such Lien was not created in connection with the acquisition of such Person or such Property), and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien in clauses (x) or (y) above; provided, however, that the principal amount of Debt secured by such Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Lien shall be limited to all or such part of the stock or indebtedness or other Property which secured the Lien so extended, renewed or replaced;
          (b) any Permitted Liens; and
          (c) any Lien upon any Property if the aggregate amount of all Debt then outstanding secured by such Lien and all other Liens permitted pursuant to this clause (c) does not exceed 15% of the Consolidated Net Worth of the Borrower; provided that Debt secured by Liens permitted by clauses (a) and (b) shall not be included in the amount of such secured Debt.
          7.4 Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
          (a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging or consolidating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
          (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;
          (c) the Borrower or one of its Subsidiaries may merge or consolidate to effect a Permitted Acquisition; provided that in the case of any such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person; and
          (d) any Subsidiary may be liquidated or dissolved if such liquidation or dissolution would not reasonably be expected to have a Material Adverse Effect.
          7.5 Limitation on Changes in Fiscal Periods. The Borrower shall not permit its fiscal year, or the fiscal year of any of its Subsidiaries, to end on a day other than December 31 or change its method, or permit any of its Subsidiaries to change its method, of determining fiscal quarters.
          7.6 Limitation on Lines of Business. Neither the Borrower nor any of its Subsidiaries shall engage to any extent that is material for the Borrower and its Subsidiaries, taken as a whole, in any business, either directly or through any Subsidiary, other than a Principal Business.
          7.7 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (a) the Borrower may declare and make dividend payments or other distributions payable solely in common stock or other common equity interests of the Borrower;
          (b) the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and
          (c) the Borrower may make additional Restricted Payments in an aggregate amount of up to $20,000,000 in any calendar year; provided that no Default or Event of Default exists at the time of or would exist after giving effect to such Restricted Payment; and
          (d) the Borrower may make additional Restricted Payments; provided that (i) no Default or Event of Default exists at the time of or would exist after giving effect to such Restricted Payment and (ii) after giving effect to any such Restricted Payment made in reliance upon this clause (d), the aggregate amount of all Restricted Payments made after the Closing Date in reliance upon this clause (d) and clause (c) above shall not exceed the sum of (x) 50% of the Borrower’s consolidated net income (determined in accordance with GAAP) for each fiscal quarter ended after the Closing Date and prior to the date such Restricted Payment is made (disregarding any such fiscal quarter for which such consolidated net income is not a positive amount) plus (y) 50% of the net proceeds received by Borrower after the Closing Date in respect of the issuance of any Capital Stock (excluding any such proceeds used to make a Restricted Payment pursuant to clause (b) above).
          7.8 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower or any of its Subsidiaries, whether or not in the ordinary course of business, other than on terms substantially not less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries.
SECTION 8 EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) The Borrower shall fail to pay (i) any principal of any Loan made to the Borrower or Reimbursement Obligation owing by the Borrower when due in accordance with the terms hereof or (ii) the Borrower shall fail to pay any interest on any Loan made to the Borrower or Reimbursement Obligation owing to the Borrower, or any other amount payable by the Borrower hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
          (c) The Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a), Section 6.7(a) or Section 7;
          (d) The Borrower shall default in the observance or performance of any other agreement, covenant, term or condition contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) and such default shall continue unremedied for a period of 30 days; or
          (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto (after giving effect to applicable grace periods); or (ii) default in making any payment of any interest on any any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder as a result of the occurrence of such default thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or
          (f) (i) The Borrower or any of its Subsidiaries shall voluntarily commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seek appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) the Borrower or any of its Subsidiaries shall take any corporate action to authorize or effect any of the acts set forth in clause (i), or (ii), above; or (iv) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions for which liability to the Borrower is reasonably expected to occur, if any, could, in the reasonable judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not paid or fully covered by insurance above applicable deductions) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
          (i) a Change of Control shall occur; or
          (j) Any License of any Insurance Subsidiary (i) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of thirty days or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary, which, in the case of each clause (i), (ii) and (iii) above, could reasonably be expected to have a Material Adverse Effect; or
          (k) Any applicable insurance regulatory authority shall intervene into the management or business affairs of any Insurance Subsidiary and such intervention could reasonably be expected to have a Material Adverse Effect;
     then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the

Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of any Letter of Credit issued for the account of the Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize such L/C Obligations in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After (a) all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full or (b) all Defaults and Events of Default hereunder and under the other Loan Documents, shall have been cured or waived, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9 THE ADMINISTRATIVE AGENT
          9.1 Appointment. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender; provided that nothing in this Agreement shall be construed to excuse the Issuing Lender from any liability to the Borrower for damages caused by the gross negligence or willful misconduct of the Issuing Lender or any Agent-Related Person.
          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          9.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.
          9.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.7 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority

Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority Lenders in accordance with Section 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
          9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative

Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
          9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent- Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Total Revolving Credit Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
          9.8 Administrative Agent in its Individual Capacity. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Bank of America, N.A. were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.
          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender, so long as a successor Issuing Lender and a successor Swing Line Lender (each consented to by the Borrower, such consent not to be unreasonably withheld) is appointed. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8(a) or 8(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms “Administrative Agent,” “Issuing Lender” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if my, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.5 and 10.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.
          9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.6, 3.9 and 10.5) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6, 3.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or under any of the other Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          9.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder or under any of the other Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders; and
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3.
          9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10 MISCELLANEOUS
          10.1 Amendments, Etc.: No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)	waive any condition set forth in Section 5.1 without the written consent of each Lender;

(b)	extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8) without the written consent of such Lender;

(c)	postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)	reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or, subject to clause (v) of the second proviso to this Section 10.1, any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)	change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)	change any provision of this Section or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)	amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swing Line Lender;

(h)	amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(i)	amend, modify or waive the provisions of the definition of Interest Period regarding twelve month Interest Periods for Eurodollar Loans without the consent of each relevant Lender.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.7(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
     For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, the L/C Obligations and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.
          10.2 Notices. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b)

below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)	if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)	if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices requesting Revolving Credit Loans or Swing Line Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The

Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that the foregoing shall not apply to losses, costs, expenses and liabilities caused by the gross negligence or willful misconduct of the relevant Lender or any Agent-Related Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          10.5 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the obligations of the Borrower hereunder or under any of the other Loan Documents and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The Borrower further agrees that if, at the time any payment is received from the Borrower by the Administrative Agent or the Lenders, the amount of such payment is insufficient to pay in full all amounts of principal, interest, fees, Reimbursement Obligations and Other Amounts (as defined below) then due hereunder to the Administrative Agent or to any Lender, then the Administrative Agent or the Lenders may apply such payment to satisfy any such Reimbursement Obligations and Other Amounts then due before such payments are applied to pay other obligations of the Borrower hereunder. For purposes hereof, “Other Amounts” means amounts payable by the Borrower under Section 10.5 hereof that (i) are then past due and (ii) in respect of which contemporaneous written notice has been furnished to the Borrower by the Administrative Agent that payments made by the Borrower hereunder will be applied to satisfy such amounts in priority to other obligations of the Borrower. All amounts due under this Section 10.5 shall be payable not later than 30 days following written demand. The agreements in this Section shall survive the termination of the Total Revolving Credit Commitments and repayment of all other Obligations.
          10.6 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, shareholders and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, settlement payments, obligations, causes of action and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred, suffered, sustained, required to be paid by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, settlement payments, obligations, causes of action or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In all such litigation, or the preparation therefor, the Administrative Agent, the Lead Arranger, and the Lenders shall be entitled to select their own counsel. To the extent reasonably practicable and not disadvantageous to any Indemnitee (as reasonably determined by the relevant Indemnitee), it is anticipated that a single counsel selected by the affected Lenders may be used. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.6 shall be payable not later than 30 days following written demand. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other obligations of the Borrower hereunder.
          10.7 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (such approval not to be unreasonably withheld); and (iv) the parties to each assignment shall execute and deliver to the Administrative

Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 10.5 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely and responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 10.8.
(e) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(d) as though it were a Lender.
(f) Notwithstanding anything to the contrary contained herein, any Lender may, with notice to, but without prior consent of the Borrower and the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lender and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, with notice to, but without prior consent of the Borrower and the Administrative Agent grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(e)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     (i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America, N.A. assigns all of its Revolving Credit Commitment and Loans pursuant to subsection (b) above, Bank of America, N.A. may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender, so long as a successor Issuing Lender (consented to by the Borrower, such consent not to be unreasonably withheld) has been appointed and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender, so long as a successor Swing Line Lender (consented to by the Borrower, such consent not to be unreasonably withheld) has been appointed. In the event of any such resignation as Issuing Lender or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, N.A. as Issuing Lender or Swing Line Lender, as the case may be. If Bank of America, N.A. resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4.

     10.8 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for a payment to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the obligations under the Credit Agreement or the other Loan Documents, owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s obligations under the Credit Agreement or the other Loan Documents, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s obligations under the Credit Agreement or the other Loan Documents, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower, as the case may be, and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.11 Integration. This Agreement, the other Loan Documents and the Fee Letter represent the entire agreement of the Borrower the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lead Arranger, the Administrative Agent or any Lender

relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter. The Borrower agrees that its obligations under the Fee Letter shall survive the execution and delivery of this Agreement.
     10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     10.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     10.14 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or there with is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Borrower and the Lenders.
     10.15 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, applicable Insurance Regulators, the NAIC or, if applicable, the SEC.
     10.17 WAIVERS OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

OCCUM ACQUISITION CORP.
By:	/s/ Reid T. Campbell
	Name:	Reid T. Campbell
	Title:	Secretary and Treasurer

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BANK OF AMERICA, N.A., individually and as Administrative Agent
By:	/s/ Shelly K. Harper
	Name:	Shelly K. Harper
	Title:	Principal

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BANK ONE, N.A.
By:	/s/ Gerard P. Fogarty
	Name:	Gerard P. Fogarty
	Title:	Director

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BARCLAYS BANK PLC
By:	/s/ Drew Burnett
	Name:	Drew Burnett
	Title:	Manager

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ING CAPITAL LLC
By:	/s/ Mark R. Newsome
	Name:	Mark R. Newsome
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.
By:	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

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STATE STREET BANK AND TRUST COMPANY
By:	/s/ Lise Anne Bowsietn
	Name:	Lise Anne Bowsietn
	Title:	Vice President

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THE BANK OF NEW YORK
By:	/s/ Evan Glass
	Name:	Evan Glass
	Title:	Vice President

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THE BANK OF TOKYO-MITSUBISHI, LTD., NY BRANCH
By:	/s/ J. Terrence Dennehy
	Name:	J. Terrence Dennehy
	Title:	Authorized Signatory

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U.S. BANK NATIONAL ASSOCIATION
By:	/s/ James R. Farmer
	Name:	James R. Farmer
	Title:	Vice President

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